UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 20, 2012

LIGHTING SCIENCE GROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20354	23-2596710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 2A, 1227 South Patrick Drive, Satellite Beach, Florida 32937

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (321) 779-5520

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On March 20, 2012, the Company entered into a Subscription Agreement (the “Subscription Agreement”) with PCA LSG Holdings, LLC (“PCA”), pursuant to which the Company issued 2,000 units (the “Series G Units”) of the Company’s securities to PCA at a price per Series G Unit of $1,000.00 (the “Series G Offering”) and total consideration of $2,000,000. Each Series G Unit consists of: (i) one share of the Company’s Series G Preferred Stock (the “Series G Preferred Stock”) and (ii) 83 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

Pursuant to the Subscription Agreement, if, at any time while PCA holds any shares of Series G Preferred Stock purchased pursuant to the Subscription Agreement, the Company issues securities (other than pursuant to the Company’s equity-based compensation plans) that result in gross proceeds to the Company of at least $50,000,000 (a “Subsequent Issuance”), the Company must notify PCA of the terms and conditions of such Subsequent Issuance. Simultaneous with, and subject to the closing of, such Subsequent Issuance, PCA would have the right to: (i) require the Company to use the proceeds of such Subsequent Issuance to redeem all of PCA’s Series G Preferred Stock or (ii) convert all or a portion of PCA’s Series G Preferred Stock into the securities issued in the Subsequent Issuance on substantially the same terms and conditions governing the Subsequent Issuance. If PCA elects to convert its shares of Series G Preferred Stock, PCA would retain all of the shares of Common Stock issued in conjunction with each converted share of Series G Preferred Stock.

In addition, if, at any time prior to November 17, 2013, the Company issues securities (other than issuances pursuant to the Company’s equity-based compensation plans or pursuant to a Subsequent Issuance) which PCA, in its sole reasonable discretion, determines are more favorable than the Series G Units, PCA may exchange all of its Series G Units, valued at the Liquidation Value (as defined in the Certificate of Designation concerning the Series G Preferred Stock) of the Series G Preferred Stock included in such Series G Units, for such newly issued securities.

PCA is an affiliate of Pegasus IV, L.P. (“Pegasus”), who together with its affiliates, is the Company’s largest stockholder and beneficially owned approximately 83% of the Company’s Common Stock as of March 20, 2012 (calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended). The Company’s Committee of Independent Directors, which is comprised entirely of independent directors not affiliated with PCA or Pegasus Partners IV, L.P. (“Pegasus”), approved the Series G Offering. The Company also obtained Wells Fargo’s consent to the transactions contemplated by the Subscription Agreement.

The foregoing description of the Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Subscription Agreement, which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

The information contained in Item 1.01 of this Current Report is incorporated by reference into this Item 3.02.

The Company issued the shares of Series G Preferred Stock and Common Stock to PCA pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and the safe harbors for sales provided by Regulation D promulgated thereunder.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

The information in the Exhibit Index of this Current Report is incorporated into this Item 9.01(d) by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION

Date: March 26, 2012	By:	/s/ Gregory T. Kaiser
	Name:	Gregory T. Kaiser
	Title:	Chief Financial Officer

EXHIBIT INDEX

Number	Description of Exhibit
10.1	Series G Unit Subscription Agreement, dated as of March 20, 2012, by and between Lighting Science Group Corporation and PCA LSG Holdings, LLC.